Exhibit 99.1

CONTINENTAL BUILDING PRODUCTS REPORTS SECOND QUARTER 2015 RESULTS

– Reports Second Quarter 2015 Adjusted Earnings Per Share1 of $0.23; GAAP Earnings Per Share of $0.00 –

– Generates Adjusted Cash Flow From Operations1 of $28.2 Million; Cash Flow From Operations of $12.3 Million –

– Wallboard Volume Increases 8.1% to 567 Million Square Feet –

Herndon, Virginia, August 4, 2015. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of wallboard and gypsum-based products, announced today results for the second quarter ended June 30, 2015.

Highlights of Second Quarter 2015 as Compared to Second Quarter 2014

•	Net sales increase 7.9% to $111.0 million

•	Adjusted EBITDA[1] increases 24.4 % to $33.3 million

•	Operating income of $4.3 million, compared to $12.8 million

•	Adjusted EBITDA margin[1] expands 400 basis points to 30.0%

•	Operating margin of 3.9%, compared to 12.4%

•	Wallboard volume improves 8.1% to 567 million square feet (MMSF)

•	Approximately $20.0 million of common stock repurchased

•	Debt reduction of $10.0 million

“We produced another quarter of strong cash flow as a result of our disciplined operations, efficient cost structure and sharp focus on execution as we continue to grow our business,” stated Jay Bachmann, Continental’s CEO. “During the quarter, each of our regions experienced stronger construction activity enabling us to deliver solid growth in our wallboard shipments. We actively managed our costs to achieve significant operating leverage on higher sales and repurchased approximately two percent of our outstanding shares for $20.0 million while also reducing our debt leverage. We believe we continue to be well positioned to capitalize on improving construction activity in our markets to enhance our profitability and deploy our capital into additional value-enhancing opportunities.”

Second Quarter 2015 Results vs. Second Quarter 2014

Net sales for the second quarter of 2015 were $111.0 million, up 7.9%, compared to $102.9 million in the second quarter of 2014. The incremental increase in sales was primarily driven by wallboard volumes up 8.1% to 567 MMSF compared to 525 MMSF in the prior year quarter. The average mill net price2 was $156.85 per thousand square feet (MSF), up 0.7% compared to $155.76 per MSF in the prior year quarter, with core price gains partly offset by a weaker Canadian dollar. At constant currency, average mill net price increased 1.5% compared to the prior year quarter. For US shipments, the average mill net price increased 1.4% compared to the prior year quarter.

[1]	See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and adjusted Cash Flow from Operations, which are non-GAAP financial measures, to relevant GAAP financial measures.
[2]	Mill net price represents average selling price per thousand square feet net of freight and delivery costs.

Gross profit was $29.5 million, an increase of 41.1% compared to $20.9 million in the prior year quarter. The gross margin of 26.6% expanded from 20.3% in the prior year quarter, primarily as a result of operating leverage achieved through higher wallboard volume and favorable energy costs.

Selling and administrative (SG&A) expense was $9.4 million, compared to $8.1 million in the prior year quarter. SG&A as a percentage of net sales was 8.4% compared to 7.9% in the prior year quarter, largely due to additional amortization of software development costs of $0.4 million, professional fees of $0.3 million incurred in connection with a secondary public offering costs in May 2015, and additional costs associated with being a public company.

The expense associated with the Company’s Long-Term Incentive Plan, which was implemented and is funded by Lone Star3 (the “LTIP”), was $15.8 million for the second quarter of 2015. Certain members of the Company’s management team earned payments under the LTIP in connection with Lone Star’s sale of common stock in the May secondary public offering. These payments did not, and any future LTIP payments will not, result in a net cash outlay by the Company as it is funded by Lone Star.

Operating income was $4.3 million, compared to $12.8 million in the prior year quarter, mainly attributable to the LTIP expense in the second quarter of 2015, with no comparable expense in the prior year quarter. Excluding the expense associated with the LTIP, operating income increased 57.1% to $20.1 million, compared to the prior year quarter.

Interest expense was $4.2 million, an improvement of $1.2 million from $5.4 million in the prior year quarter, reflecting a reduction in the long-term debt and a decrease in the interest rate on the Company’s borrowings.

Adjusted net income1 grew to $10.2 million, or $0.23 per share, compared to adjusted net income of $4.7 million, or $0.11 per share, in the prior year quarter. GAAP net loss was $0.1 million, or $0.00 per share, compared to net income of $4.7 million, or $0.11 per share, in the prior year quarter.

Adjusted EBITDA increased 24.4% to $33.3 million, compared to $26.7 million in the prior year quarter. Adjusted EBITDA as a percentage of net sales was 30.0% compared to 26.0% in the prior year quarter.

Balance Sheet and Cash Flow

At the end of the quarter on June 30, 2015, the Company had cash of $15.8 million and total debt outstanding of $329.4 million. In the second quarter of 2015, the Company generated cash flow from operations of $12.3 million and incurred $1.3 million of capital expenditures and software development costs. Excluding the net impact of the LTIP, the Company produced adjusted cash flow from operations of $28.2 million in the second quarter of 2015.

In the second quarter of 2015, the Company repurchased 913,200 shares of common stock at an aggregate purchase price of $20.0 million from an affiliate of Lone Star in a private transaction in connection with the secondary public offering in May 2015. In the second quarter of 2015, the Company also used cash flow from operations for the voluntary repayment of $10.0 million of debt with the next principal payment on the Company’s debt not required until August 2020.

[3]	On August 30, 2013, an affiliate of the Company’s largest stockholder, Lone Star Funds, acquired substantially all of the assets of the gypsum business that was part of Lafarge North America Inc. (Lafarge) to create the Successor company, Continental Building Products. The LTIP was implemented in connection with this acquisition.

Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Tuesday, August 4, 2015 at 5:00 p.m. Eastern time to review second quarter 2015 financial results and discuss recent events and conduct a question-and-answer session. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through September 4, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13615025.

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2014 filed on February 25, 2015, as supplemented by its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed on May 6, 2015, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

703 480-3980

Investorrelations@continental-bp.com

Continental Building Products, Inc.

Consolidated Statements of Operations

(dollars in thousands, except per share, mill net and volume data)

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net Sales	$110,996	$102,915	$203,172	$189,888
Costs, expenses and other income:
Cost of goods sold	81,516	82,025	153,191	155,221
Selling and administrative	9,363	8,088	17,791	15,584
Long Term Incentive Plan funded by Lone Star	15,842	—	20,013	—

Total costs and operating expenses	106,721	90,113	190,995	170,805

Operating income (loss)	4,275	12,802	12,177	19,083
Other income (expense), net	31	(144)	(417)	(5,330)
Interest expense, net	(4,184)	(5,397)	(8,405)	(19,573)

Income (loss) before loss on equity method investment and income tax	122	7,261	3,355	(5,820)
Loss from equity method investment	(311)	(237)	(252)	(237)

Income (loss) before income tax	(189)	7,024	3,103	(6,057)
Income tax benefit (expense)	63	(2,357)	(1,209)	2,101

Net income (loss)	$(126)	$4,667	$1,894	$(3,956)

Net income (loss) per common share:
Basic	$(0.00)	$0.11	$0.04	$(0.09)
Diluted	$(0.00)	$0.11	$0.04	$(0.09)
Weighted average shares outstanding:
Basic	43,606	44,069	43,840	41,794
Diluted	43,606	44,081	43,877	41,794
Other Financial and Operating Data:
EBITDA (1)	$17,416	$26,732	$38,447	$46,896
Adjusted EBITDA (1)	$33,258	$26,732	$58,460	$46,896
Capital expenditures and software purchased or developed	$1,270	$1,587	$2,287	$2,871
Wallboard sales volume (MSF)	567	525	1,036	963
Mill net sales price (2)	$156.85	$155.76	$157.13	$156.47

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for how we define and calculate EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations of operating income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA, and a description of why we believe these measures are important.
(2)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Continental Building Products, Inc.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of	As of
	June 30, 2015	December 31,
	(unaudited)	2014
Assets
Cash	$15,839	$15,627
Receivables, net	42,218	40,152
Inventories	30,934	29,564
Prepaid and other current assets	8,108	8,330
Deferred taxes, current	3,161	3,157

Total current assets	100,260	96,830
Property, plant and equipment, net	337,278	353,652
Customer relationships and other intangibles, net	102,394	110,809
Goodwill	119,945	119,945
Equity method investment	10,085	10,919
Debt issuance costs	7,907	8,826

Total Assets	$677,869	$700,981

Liabilities and equity
Accounts payable	$23,042	$24,561
Accrued and other liabilities	7,725	11,428
Notes payable, current portion	—	—

Total current liabilities	30,767	35,989
Deferred taxes and other long-term liabilities	12,861	12,494
Notes payable, non-current portion	329,350	349,125

Total liabilities	372,978	397,608

Equity
Undesignated preferred stock, par value $0.001 per share;
10,000,000 shares authorized, no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized, 43,205,636 and 44,069,000 shares issued and outstanding at June 30, 2015 and December 31, 2014	43	44
Additional paid-in capital	308,694	288,393
Less: Treasury stock	(20,036)	—
Accumulated other comprehensive income (loss)	(3,700)	(3,060)
Accumulated earnings	19,890	17,996

Total equity	304,891	303,373

Total liabilities and equity	$677,869	$700,981

Continental Building Products, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Six Months	Six Months
	Ended	Ended
	June 30, 2015	June 30, 2014
Cash flows from operating activities:
Net income (loss)	$1,894	$(3,956)
Adjustments to reconcile net income (loss) to net cash
Depreciation and amortization	26,270	27,813
Bad debt recovery	(250)	—
Amortization of debt issuance costs and debt discount	1,106	7,996
Loss from equity method investment	252	237
Share based compensation	407	215
Deferred taxes	457	(1,842)
Change in assets and liabilities:
Receivables	(1,890)	(3,540)
Inventories	(1,505)	(8,485)
Prepaid expenses and other current assets	222	686
Accounts payable	(1,302)	(2,885)
Accrued and other current liabilities	(3,120)	(4,193)
Other long term liabilities	(93)	255

Net cash provided by operating activities	22,448	12,301

Cash flows from investing activities:
Capital expenditures	(1,733)	(1,741)
Software purchased or developed	(554)	(1,130)
Distributions from equity method investment	583	1,540

Net cash used in investing activities	(1,704)	(1,331)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	151,354
Principal payments for First Lien Credit Agreement	(20,000)	(12,075)
Repayment of Second Lien Credit Agreement	—	(155,000)
Proceeds from revolving credit facility, net	—	—
Capital Contribution from Lone Star Funds	19,893	—
Payments to repurchase common stock	(20,036)	—

Net cash used in financing activities	(20,143)	(15,721)

Effect of foreign exchange rates on cash and cash equivalents	(389)	(33)
Net change in cash and cash equivalents	212	(4,784)
Cash, beginning of period	15,627	11,822

Cash, end of period	$15,839	$7,038

Reconciliation of GAAP Measures to Non-GAAP Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations are useful to investors because they present a better reflection of the Company’s performance as an independent company following the acquisition of the business from Lafarge and allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations in the same manner. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Cash Flow from Operations are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to operating income, net income, earnings per share or cash flow from operations determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

The following is a reconciliation of operating income to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin:

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Operating Income - GAAP Measure	$4,275	$12,802	$12,177	$19,083
Depreciation and amortization	13,141	13,930	26,270	27,813

EBITDA—Non-GAAP Measure	17,416	26,732	38,447	46,896
Long Term Incentive Plan funded by Lone Star (a)	15,842	—	20,013	—

Adjusted EBITDA—Non-GAAP Measure	$33,258	$26,732	$58,460	$46,896

Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure	30.0%	26.0%	28.8%	24.7%

(a)	Represents expense recognized pursuant to the LTIP. The amounts are funded by an affiliate of Lone Star Funds.

The following is a reconciliation of net income to Adjusted Net Income, earnings per share to Adjusted Earnings per Share, and cash flow from operations to Adjusted Cash Flow from Operations:

			Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Net income - GAAP Measure			$(126)	$4,667	$1,894	$(3,956)
Long Term Incentive Plan funded by Lone Star, after tax	(a	)	10,293	—	13,020	—
Termination fee for advisory agreement, after tax	(b	)	—	—	—	1,318
Call premium for Second Lien Credit Agreement, after tax	(c	)	—	—	—	2,044
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(d	)	—	—	—	4,570

Adjusted net income - non-GAAP measure			$10,167	$4,667	$14,914	$3,976

			Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Earnings per share - GAAP measure			$(0.00)	$0.11	$0.04	$(0.09)
Long Term Incentive Plan funded by Lone Star, after tax	(a	)	$0.23	$—	$0.30	$—
Termination fee for advisory agreement, after tax	(b	)	$—	$—	$—	$0.03
Call premium for Second Lien Credit Agreement, after tax	(c	)	$—	$—	$—	$0.05
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(d	)	$—	$—	$—	$0.11

Adjuted earnings per share - non-GAAP measure			$0.23	$0.11	$0.34	$0.10

			Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Cash Flow from Operations - GAAP Measure			$12,326	$28,242	$22,448	$12,301
Long Term Incentive Plan funded by Lone Star	(a	)	15,842	0	20,013	0

Adjusted Cash Flow from Operations - non-GAAP Measure			28,168	28,242	42,461	12,301

(a)	Represents expense recognized pursuant to the LTIP. All amounts are funded by an affiliate of Lone Star Funds.
(b)	Adjusts for one-time payment of termination fees to affiliates of Lone Star in connection with the termination of our asset advisory agreement.
(c)	Adjusts for a prepayment premium for the repayment of the Second Lien Credit Agreement.
(d)	Adjusts for original issue discount and deferred financing amortization accelerated by the repayment of the Second Lien Credit Agreement.

Interim Volumes and Mill Net Prices (Unaudited)

	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2014	Three Months Ended March 31, 2015	Three Months Ended June 30, 2015
Volumes (million square feet)	438	525	590	627	469	567
Mill net Price per MSF - Total	$157.32	$155.76	$154.10	$152.79	$157.46	$156.85
Mill net Price per MSF - U.S. only	$160.83	$159.18	$156.72	$155.54	$162.70	$161.41